Exhibit 10.1

LUXURBAN HOTELS INC.
NONEXECUTIVE CHAIRMAN OF THE BOARD AGREEMENT

This NONEXECUTIVE CHAIRMAN OF THE BOARD AGREEMENT (this “Agreement”) is entered into by and between LuxUrban Hotels Inc., a Delaware corporation (the “Company”), and Elan J. Blutinger (the “Mr. Blutinger” or “Chairman”), effective as of April 22, 2024 (the “Effective Date”).

WHEREAS, Mr. Blutinger and the Company desire to formally set forth the terms under which Mr. Blutinger shall serve as the Nonexecutive Chairman of the Board of the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Chairman hereby agree as follows:

1. Role and Duties.

(a) General. Mr. Blutinger shall serve as the Chairman of the Board of the Company in a nonexecutive, nonemployee capacity. The Chairman shall be allowed to provide his services remotely (the “Remote Location”) and as needed travel for the benefit of the Company. The Chairman shall have such duties and responsibilities commensurate with the Chairman’s position including the duties of the Chairman as set forth in the Company’s amended and restated bylaws and such other services as generally attendant to such role and title. The Chairman shall perform his duties and responsibilities hereunder to the best of his abilities and in a diligent, trustworthy, business-like and efficient manner.

(b) Duty. For so long as he serves as Chairman, Mr. Blutinger shall faithfully serve the Company and shall use his best efforts to promote and serve the interests of the Company. Further, unless the Company consents in writing, the Chairman shall not, directly or indirectly, render services to any other person or organization or otherwise engage in activities that would interfere significantly with the Chairman’s faithful performance of the Chairman’s duties hereunder. He shall provide such time as reasonably necessary to fulfill the duties of his office but nothing set forth herein shall be deemed to require that he devote all or substantially all of his business time to his duties hereunder. Notwithstanding the foregoing, the Chairman may (i) serve on one corporate board, provided the Chairman receives prior permission from the Board of Directors (the “Board”); and (ii) serve on corporate, civic, children sports organization or charitable boards or engage in charitable activities without remuneration therefor, provided that such activity does not contravene the first sentence of this Section 1(b).

2. Term of Engagement. Mr. Blutinger shall serve as Chairman hereunder for a period of three (3) years, unless this Agreement is otherwise terminated as set forth in this Agreement or he no longer serves as director of the Company.

3. Compensation. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation to the Chairman during the Term as compensation for services rendered hereunder, such compensation being in lieu of and not in addition to the compensation paid by the Company to independent directors of the Company under its independent director compensation plan or policy then in effect:

(a) Annual Fee. The Company shall pay to the Chairman an annual salary (the “Annual Fee”) at the rate of $100,000 payable in substantially equal installments at such intervals as may be determined by the Company in accordance with the Company’s then-current ordinary payroll practices as established from time to time. To the extent Annual Fee is increased, then the defined term “Annual Fee” shall also be increased by the same amount for all purposes of this Agreement, without the need for an amendment.

(b) Equity Awards. The Chairman shall be granted 250,000 restricted shares of the Company’s common stock for each year he serves as the Chairman under the terms of this Agreement, which shall be subject to the terms, vesting schedule and restrictions set forth in the Restricted Stock Grant Award Agreement attached hereto as Exhibit A.

(c) Insurance. During the Term, the Company shall pay the Chairman an annual amount on each January 15th during the Term equal to the documented cost of health insurance maintained by the Chairman personally for him, his spouse and any dependent children up to $25,000 per year.

(d) Expenses. The Chairman shall be entitled to reimbursement of business expenses from the Company that are incurred in the ordinary course of business including travel from the Chairman’s Remote Location for Company matters. If possible, the Chairman shall stay at Company properties and if travel distances are lengthy the Chairman may choose a higher class of services. The Company shall reimburse the Chairman for all cellular phone service costs incurred by him during the Term for business purposes.

(e) Indemnification. Concurrently with the execution of this Agreement, the Company and the Chairman are executing and delivering the Indemnification Agreement in the form attached hereto as Exhibit B, which is incorporated into this Agreement by reference (together with any subsequently amended or restated versions thereof). Additionally, to the fullest extent permitted by the indemnification provisions of the Articles of Incorporation and Bylaws of the Company in effect from time to time and the indemnification provisions of the corporate statute of the jurisdiction of the Company’s incorporation in effect from time to time (collectively the “Indemnification Provisions”), and in each case subject to the conditions thereof, the Company shall (i) indemnify the Chairman, as a director and officer of the Company or a trustee or fiduciary of an employee benefit plan of the Company against all liabilities and reasonable expenses that the Chairman may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because the Chairman is or was a director or officer of the Company or a trustee or fiduciary of such employee benefit plan, and against which the Chairman may be indemnified by the Company, and (ii) pay for or reimburse the reasonable expenses incurred by the Chairman in the defense of any proceeding to which the Chairman is a party because the Chairman is or was a director or officer of the Company or a trustee or fiduciary of such employee benefit plan. Further, to the extent that the Company maintains a directors’ and officers’ liability insurance policy (or policies), or an errors and omissions liability insurance policy (or policies), in place covering individuals who are current or former officers or directors of the Company, the Chairman shall be entitled to coverage under such policies on the same terms and conditions (including, without limitation, with respect to scope, exclusions, amounts and deductibles) as are available to other senior executives of the Company, while the Chairman is engaged with the Company and thereafter until the sixth anniversary of the Chairman’s termination date; provided, however, that nothing in this Agreement shall require the Company to purchase or maintain any such insurance policy.

4. Rights Upon a Termination.

(a) Termination by the Company for Cause or by the Chairman Without Good Reason. If the Chairman’s engagement is terminated by the Company for Cause, or the Chairman voluntarily terminates his engagement without Good Reason, then the Chairman shall receive only the following from the Company: (i) any unpaid Annual Fee accrued through the termination date, (ii) rights, if applicable, to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and (iii) a lump sum payment for any previously unreimbursed business expenses incurred by the Chairman on behalf of the Company during the Term (collectively, such (i) through (iii) being the “Accrued Rights”).

(i) For purposes of this Agreement, the term “Cause” shall mean a termination by the Company of the Chairman’s engagement because of: (A) any act or omission that constitutes a material breach by the Chairman of any of his obligations under this Agreement; (B) the Chairman’s conviction of, or plea of nolo contendere to, (1) any felony or (2) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations; (C) the Chairman engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is materially injurious to the Company; (D) the Chairman’s willful and repeated refusal to follow the lawful directions of the Board; or (E) any other willful misconduct by the Chairman which is materially injurious to the financial condition or business reputation of the Company. No event or condition described in Sections (A), (C), (D) or (E) shall constitute Cause unless (x) within 90 days from the Board first acquiring actual knowledge of the existence of the Cause condition, the Board provides the Chairman written notice of its intention to terminate his engagement with the Company hereunder for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Chairman within 20 business days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such 20 business-day period, the Chairman has not taken all reasonable steps within such 20 business-day period to correct such grounds as promptly as practicable thereafter); and (z) the Board terminates the Chairman’s engagement with the Company immediately following expiration of such 20 business-day period. Any attempt by the Chairman to correct a stated Cause condition shall not be deemed an admission by the Chairman that the Board’s assertion of Cause is valid.

(ii) For purposes of this Agreement, the term “Good Reason” shall mean a voluntary termination by the Chairman of his engagement with the Company hereunder because of: (A) a material diminution in the Annual Fee or a failure by the Company to pay material compensation due and payable to the Chairman in connection with his engagement hereunder; (B) a material diminution in the nature or scope of the Chairman’s authority, duties, or responsibilities from those applicable to him as of the Effective Date or the failure of the Chairman to be elected to the Board at any election during the Term where he is nominated (or his subsequent removal from the Board during the Term without Cause); (C) the Company requiring the Chairman to be based at any office or location more than 20 miles from the Remote Location; or (D) a material breach by the Company of any term or provision of this Agreement. No event or condition described in this Section shall constitute Good Reason unless, (x) within 90 days from the Chairman first acquiring actual knowledge of the existence of the Good Reason condition described in this Section, the Chairman provides the Board written notice of his intention to terminate his engagement hereunder for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Board within 20-business days of the Board’s receipt of such notice (or, in the event that such grounds cannot be corrected within such 20 business-day period, the Board has not taken all reasonable steps within such 20 business-day period to correct such grounds as promptly as practicable thereafter); and (z) the Chairman terminates his engagement hereunder with the Company immediately following expiration of such 20-day period. For purposes of this Section, any attempt by the Board to correct a stated Good Reason shall not be deemed an admission by the Board that the Chairman’s assertion of Good Reason is valid.

(b) Termination by the Company without Cause or by the Chairman for Good Reason. If the Chairman’s engagement hereunder is terminated by the Company without Cause or by the Chairman for Good Reason, then the Chairman shall receive the following from the Company: (i) the Accrued Rights, (ii) a lump sum equal to one year’s Annual Fee and (iii) if applicable, twelve (12) months of the monthly premium payment to continue the Chairman’s (and the Chairman’s family’s) existing group health, dental coverage and vision, calculated under the applicable provisions of COBRA, and calculated without regard to whether the Chairman actually elects such continuation coverage (the “COBRA Benefits”) (collectively, (i) through (iii) being the “Involuntary Termination Severance Benefits”).

(c) No Continued Benefits Following Termination. Unless otherwise specifically provided in this Agreement or contemplated by another agreement between the Chairman and the Company, or as otherwise required by law, all compensation, equity plans, and benefits payable to the Chairman under this Agreement shall terminate on the date of termination of the Chairman’s engagement hereunder with the Company under the terms of this Agreement.

(d) Resignation from Directorships, Offices and Fiduciary Titles. The termination of the Chairman’s engagement with the Company hereunder for any reason shall constitute the Chairman’s immediate resignation from (i) any officer or employee position the Chairman has with the Company, unless mutually agreed upon by the Chairman and the Board; (ii) any position on the Board; and (iii) all fiduciary positions (including as a trustee) the Chairman holds with respect to any employee benefit plans or trusts established by the Company. The Chairman agrees that this Agreement shall serve as written notice of resignation in this circumstance. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prevent any election of the Chairman to the Board following any termination of employment through stockholder nomination and vote in accordance with the amended and restated bylaws of the Company.

(e) Separation Agreement and Release. Notwithstanding any other provisions of this Agreement to the contrary, the Company shall not make or provide the Involuntary Termination Severance Benefits under this Section 4, unless the Chairman timely executes and delivers to the Company a general release (which shall be provided by the Company not later than five (5) days from the date on which the Chairman’s engagement with the Company hereunder is terminated and be substantially in the form attached hereto as Exhibit C, the “Separation Agreement and Release”), and such Separation Agreement and Release remains in full force and effect, has not been revoked and is no longer subject to revocation, within sixty (60) calendar days after the date of termination. If the requirements of this Section 4(e) are not satisfied by the Chairman (or the Chairman’s estate or legally appointed personal representative), then no Involuntary Termination Severance Benefits shall be due to the Chairman (or the Chairman’s estate) pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, the Involuntary Termination Severance Benefits shall not be paid until the first scheduled payment date following the date the Separation Agreement and Release is executed and no longer subject to revocation; provided, that if the period during which the Chairman has discretion to execute or revoke the Separation Agreement and Release straddles two (2) calendar years, then the Involuntary Termination Severance Benefits shall be paid or commence being paid, as applicable, in the second calendar year, with the first such payment being in an amount equal to the total amount to which the Chairman would otherwise have been entitled during the period following the date of termination if such deferral had not been required.

(f) Notice of Termination. Any termination of the Chairman engagement hereunder by the Company or the Chairman shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 8(l) of this Agreement. In the event of a termination by the Company for Cause or by the Chairman for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Chairman’s engagement with the Company hereunder under the provision so indicated, and (iii) specify the date of termination. The failure by the Chairman or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Chairman or the Company, respectively, hereunder or preclude the Chairman or the Company, respectively, from asserting such fact or circumstance in enforcing the Chairman’s or the Company’s rights hereunder.

5. Confidentiality and Intellectual Property. Concurrently with the execution of this Agreement, the Chairman is executing and delivering to the Company the Nondisclosure and Intellectual Property Agreement in the form attached hereto as Exhibit D and same is incorporated into this Agreement by reference (together with any subsequently amended or restated versions thereof (the terms of such agreement, as may be amended or supplemented being the “Restrictive Covenants”). As a condition to continued engagement with the Company hereunder, the Chairman shall execute any standard revisions to such agreement. Any breach (or threatened breach) by the Chairman of the Chairman’s obligations under the Restrictive Covenants, as determined by the Board in its reasonable discretion, shall constitute a material breach of this Agreement.

6. Section280G Payments. Notwithstanding anything in this Agreement to the contrary, if the Chairman is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Chairman has the right to receive from the Company or any other person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Chairman from the Company and/or such person(s) will be $1.00 less than three (3) times the Chairman’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Chairman shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better “net after-tax position” to the Chairman (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made applying principles, assumptions and procedures consistent with Section 280G of the Code by an accounting firm or law firm of national reputation that is selected for this purpose by the Company (the “280G Firm”). In order to assess whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the 280G Firm or the Company may retain the services of an independent valuation expert. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds $1.00 less than three (3) times the Chairman’s base amount, then the Chairman shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Company to be responsible for, or have any liability or obligation with respect to, the Chairman’s excise tax liabilities under Section 4999 of the Code.

7. Section 409A of the Code. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code. Further:

(a) Any reimbursement of any costs and expenses by the Company to the Chairman under this Agreement shall be made by the Company in no event later than the close of the Chairman’s taxable year following the taxable year in which the cost or expense is incurred by the Chairman. The expenses incurred by the Chairman in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Chairman in any other calendar year that are eligible for reimbursement hereunder and the Chairman’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

(b) Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six-month (6) period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A of the Code.

(c) Each payment that the Chairman may receive under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Code.

(d) A termination of engagement with the Company shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of such engagement unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”

8. Nomination Rights. During the Term, the Board shall nominate the Chairman for election as a director at each stockholders meeting called for the purpose of electing directors (at which his current class is then up for re-election if the board is then classified) and supporting and recommending such election in each proxy utilized in connection with each such meeting.

9. Miscellaneous.

(a) Defense of Claims. The Chairman agrees that, during and following the Term, upon request from the Company, the Chairman will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Chairman’s prior areas of responsibility, except if the Chairman’s reasonable interests are adverse to the Company in such claim or action. The Company agrees to promptly reimburse the Chairman for all of the Chairman’s reasonable legal fees, travel and other direct expenses incurred, or to be reasonably incurred – and, if the Chairman is no longer engaged the Company, to compensate the Chairman (at a pro rata hourly rate calculated based on the last applicable Annual Fee) for the Chairman’s time – to comply with the Chairman’s obligations under this Section 8(a).

(b) Non-Disparagement. The Chairman agrees that at no time during or after the termination of the Chairman’s engagement shall the Chairman make, or cause or assist any other person to make, any statement or other communication to any third party or in social media which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or its affiliates or any of its respective directors, officers or employees. The Company agrees that at no time during or after the termination of the Chairman’s engagement shall the Company make, or cause or assist any other person to make, any statement or other communication to any third party or in social media which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Chairman.

(c) Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan or agreement which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Chairman shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

(d) Amendment, Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(e) Entire Agreement. This Agreement, the Exhibits attached hereto, and the agreements specifically referenced or incorporated herein, are the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

(f) Governing Law/Venue. This Agreement shall be performable, governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles thereof. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Delaware, for the purposes of any proceeding arising out of or based upon this Agreement.

(g) Binding Arbitration. The Chairman agrees that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by binding arbitration to be held in Florida in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company shall cover the legal costs and expenses of such arbitration; provided, however, that the prevailing party shall be entitled to recover from the non-prevailing party all reasonable legal costs and expenses incurred in preparing for and participating in the arbitration, including staff time, court costs, attorney’s fees, and all other related expenses incurred in such arbitration. If there is no prevailing party, each party will pay its own attorneys’ fees, costs, and expenses. Whether a prevailing party exists shall be determined solely by the arbitrator on a claim-by-claim basis, and such arbitrator, in its sole discretion, shall determine the amount of reasonable and necessary attorneys’ fees, costs, and/or expenses, if any, for which a party is entitled. The following guiding principles shall be applied by the arbitrator in any determination of a prevailing party: (i) the intent of the parties is to avoid any arbitration, action, or proceeding arising from a breach of this Agreement, and therefore, the parties will work together to resolve any such dispute; (ii) none of the parties will proceed with an arbitration, action, or proceeding arising from a breach of this Agreement until after exhausting all reasonable efforts to resolve such dispute using best efforts, an impasse has resulted and a satisfactory result cannot be reached without moving forward with such arbitration, action, or proceeding; and (iii) none of the parties will bring any arbitration, action, or proceeding arising from a breach of this Agreement until after such party has fully evaluated the merits of such purported claim or cause of action and made a determination that such party has a good-faith basis to move forward with such arbitration, action, or proceeding.

(h) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(i) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(j) No Assignment. Neither this Agreement nor any of the Chairman’s rights and duties hereunder, shall be assignable or delegable by the Chairman. Any purported assignment or delegation by the Chairman in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(k) Successors; Binding Agreement. Upon the death of the Chairman, this Agreement shall be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and/or legatees.

(l) Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by electronic mail, hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

LuxUrban Hotels Inc.

2125 Biscayne Boulevard, Suite 253

Miami Beach, Florida 33137

Attn: Chief Executive Officer

Email: shanoop@luxurbanhotels.com

If to the Chairman:

Elan J. Blutinger

2927 44th St, NW

Washington, D.C. 20016

Email: eblutinger@graubard.com

In each case, with a copy to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Attn: Brian L. Ross

Email: bross@graubard.com

Miles & Stockbridge

11 N. Washington Street

Rockville, Maryland 20850

Attn: Suzanne L. Rotbert

Email: srotbert@milesstockbrodge.com

(m) Withholding of Taxes. The Company may withhold from any amounts or benefits payable under this Agreement all taxes it may be required to withhold pursuant to any applicable law or regulation.

(n) Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit or interpret the scope of this Agreement or of any particular section.

(o) Construction. Whenever the context so requires herein, the masculine shall include the feminine and neuter, and the singular shall include the plural. The words “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive.

(p) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(q) Survival. This Agreement shall terminate upon the termination of the engagement of the Chairman with the Company as Chairman of the Board; however, the following shall survive the termination of the Chairman’s engagement and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination, 3(e) (“Indemnification”), Section 4 (“Rights Upon a Termination”), Section 5 (“Confidentiality and Intellectual Property”) and its corresponding Exhibit C, Section 8 (“Nomination Rights”), Section 9(a) (“Defense of Claims”), Section 9(b) (“Non-Disparagement”), Section 9(e) (“Entire Agreement”), Section 9(f) (“Governing Law/Venue”), Section 9(g) (“Binding Arbitration/Equitable Remedies”), Section 9(k) (“Successors/Binding Agreement”), and Section 9(l) (“Notices”).

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

CHAIRMAN:

/s/ Elan J. Blutinger
ELAN J. BLUTINGER

LUXURBAN HOTELS INC.

By:	Shanoop Kothari
Shanoop Kothari
Chief Executive Officer

[Exhibits omitted from this filing]

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